EXHIBIT 99.1

American Achievement Corporation and AAC Group Holding Corp.
Announce Execution of Supplemental Indenture and Termination of Withdrawal Rights

AUSTIN, TX, JULY 9, 2008 – American Achievement Corporation (“American Achievement”) and its immediate parent company, AAC Group Holding Corp. (“Holdings”, and together with American Achievement, the “Companies”), each announced today that it had received, as of 5:00 P.M., New York City time, on July 3, 2008 (the “Consent Date”) the requisite consents, in the case of American Achievement, of holders of a majority of American Achievement's outstanding 8.25% Senior Subordinated Notes due 2012 (CUSIP No. 02369AAE8) (the “8.25% Notes”) and, in the case of Holdings, of holders of a majority of Holdings’ outstanding 10.25% Senior Discount Notes due 2012 (CUSIP No. 000305AB8) (the “10.25% Notes,” together with the 8.25% Notes, the “Notes”) to the proposed amendments to the applicable indenture governing such Notes, which eliminate or modify substantially all of the restrictive covenants, the obligation to offer to repurchase Notes upon a change of control, certain events of default and related provisions in each indenture and, with respect to Notes for which consents are delivered, require each Company to redeem such Notes in connection with the closing of the previously announced transaction between Herff Jones Inc. and American Achievement Group Holding Corp., the indirect parent of the Companies, if certain conditions are met.

As a result of the receipt of the requisite consents, on July 9, 2008, each Company entered into a supplemental indenture (collectively, the “Supplemental Indentures”) incorporating the applicable proposed amendments to the applicable indenture.  As a result of the execution of the Supplemental Indentures, withdrawal rights have terminated.

Each Company is waiving the requirement that holders deliver their consents prior to the Consent Date in order to be eligible to receive the consent fee.  Holders of Notes who validly deliver consents at any time at or prior to the expiration date of 5:00 P.M., New York City time, on July 15, 2008, unless extended, will be eligible to receive the consent fee.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  The Companies are conducting the consent solicitations in reliance upon one or more exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering.  To the extent the consent solicitations are deemed offerings of securities, any securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Companies

Holdings is the parent company of American Achievement.  American Achievement is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, achievement publications and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Morganstein/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Statements in this press release regarding the expected closing of the transaction are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither AAC and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.